Exhibit 10.48
Confidential Materials omitted and filed separately with the
Securities and Exchange Commission. Asterisks denote omissions.
TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT
     THIS TECHNOLOGY AND TRADEMARK LICENSE AGREEMENT (the “Agreement”), dated as of June 5, 2009 (the “Effective Date”), is made and entered into by and between NxStage Medical, Inc., a company organized and existing under the laws of Delaware, and having offices at 439 S. Union Street, 5th Floor, Lawrence, Massachusetts 01843, United States of America, (hereafter referred to as “NxStage”) and Asahi Kasei Kuraray Medical, Co., Ltd., a corporation organized and existing under the law of Japan, having its principal place of business at 1-105, Kanda Jinbocho, Chiyoda-ku, Tokyo 101-8101, Japan (hereafter referred to as “Asahi”). NxStage and Asahi are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”
RECITALS
     WHEREAS, NxStage owns certain intellectual property rights including manufacturing technology to make, use, sell, and distribute Simplex Dialyzers (as defined below), Harmony Products (as defined below) and Streamline Blood Tubing Set (as defined below) for use in Extracorporeal Therapies (as defined below) ;
     WHEREAS, Asahi is engaged in the manufacture and sale of hollow fiber membranes for various applications, including without limitation Asahi Membranes (as defined below);
     WHEREAS, the Parties entered into the “Letter of Intent” dated September 19, 2008 (“LOI”) in order to negotiate agreements between the Parties under which the Parties intend to establish a strategic alliance in the field of Extracorporeal Therapies to capitalize on Asahi’s membrane technology and market presence and on NxStage’s market presence and experience in renal failure technology;
     WHEREAS, as a part of such strategic alliance, Asahi desires to obtain a license under NxStage Dialyzer Manufacturing Technology (as defined below), NxStage Harmony Technology (as defined below) and NxStage Streamline Technology (as defined below) to make, use, sell, offer for sale and distribute certain products, including without limitation Simplex Dialyzers incorporating Asahi Membranes for distribution in the Territory (as defined below) for use in Extracorporeal Therapies; and
     WHEREAS, NxStage is willing to grant to Asahi such license all on the terms and conditions set forth in this Agreement.
     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:
1.	DEFINITIONS
As used in this Agreement, the following terms shall have the following meanings respectively;

1.1	“Affiliate” shall mean any person or entity directly or indirectly controlling, controlled by, or under common control with, the Party in question where “control” means direct or indirect beneficial ownership of fifty percent (50%) or more of the voting stock or equity, or fifty percent (50%) or more of the interest in the income of such corporation or other business entity.

1.2	“Asahi Membrane” shall mean any synthetic hollow fiber membrane manufactured by or for Asahi which are suitable for use in Extracorporeal Therapies. For purposes of clarification, any membrane manufactured by or for Asahi for use in any application other than Extracorporeal Therapies, including without limitation plasma or apheresis therapy, is not Asahi Membrane for purposes of this Agreement.

1.3	“Asia Territory” shall mean Japan, China, South Korea, Taiwan, Bangladesh, Nepal, Pakistan, Sri Lanka, Mongolia, Brunei, Cambodia, Indonesia, Laos, Malaysia, the Philippines, Singapore, Thailand, and Vietnam.

1.4	“Collaboration Agreement” shall mean the NxStage & Asahi Collaboration Agreement entered into by NxStage and Asahi, effective as of the Effective Date.

1.5	“Confidential Information” shall mean any non-public information disclosed by one Party to the other Party in connection with this Agreement, whether in electronic, written, graphic, machine readable or other tangible form, that is marked or identified at the time of disclosure as “Confidential” or “Proprietary” or is disclosed in a form other than in tangible form and is reasonably apparent on its face to be confidential or proprietary. NxStage will use its best efforts to reduce to written form marked as “Confidential” or “Proprietary” all Confidential Information disclosed to Asahi in a form other than in tangible form. Notwithstanding anything to the contrary in this Agreement, any and all NxStage Dialyzer Manufacturing Technology, NxStage Harmony Technology, NxStage Streamline Technology and the Deliverables shall be deemed Confidential Information of NxStage.

1.6	“Control” shall mean, with respect to an item of information or an intellectual property right, possession of the ability, whether arising by ownership or license, to grant a license or sublicense as provided in this Agreement under such item or right without violating the terms of any written agreement with any Third Party.

1.7	“Deliverables” shall mean the documents describing the technical aspects of NxStage Dialyzer Manufacturing Technology, NxStage Harmony Technology and NxStage Streamline Technology, including without limitation the list of patents and pending patent applications thereof (“Documentary Deliverables”), together with any proprietary equipment included within the definition of NxStage Dialyzer Manufacturing Know-How (“Equipment Deliverables”).

1.8	“Dialyzer” shall mean any filter containing hollow fiber membranes intended for use in Extracorporeal Therapies.

1.9	“Extracorporeal Therapies” shall mean hemodialysis, hemofiltration, hemodiafiltration, and/or ultrafiltration therapies. For purpose of clarification, plasma or apheresis therapies are not the Extracorporeal Therapies for purposes of this Agreement.

1.10	“Harmony Products” shall mean a product for Extracorporeal Therapies developed and manufactured by NxStage consisting of a Dialyzer that incorporates Asahi Membranes with design and performance features of the Simplex Dialyzer, pre-attached to a Streamline Blood Tubing Set.

1.11	“Intellectual Property Rights” shall mean rights in and to any and all (a) U.S. and foreign patents and patent applications, including without limitation all divisions, substitutions, continuations, continuations-in-part, reissues, re-examinations, and extensions thereof, (b) copyrights, whether registered or unregistered, (c) rights in trade secrets, data, or materials, and (d) any other intellectual or other proprietary rights of any kind now known or hereafter recognized in any jurisdiction, whether registered or unregistered, but excluding trademarks, service marks, trade names, trade dress, domain names, and similar rights.

1.12	“Loan Agreement” shall mean the Term Loan and Security Agreement entered into by NxStage and Asahi Kasei Kuraray Medical, Co., Ltd., effective as of the Effective Date.

1.13	“New Facility” shall have the meaning set forth in the Production Agreement.

1.14	“NxStage Dialyzer Manufacturing Know-How” shall mean any technology, information, expertise, know-how, and/or trade secrets Controlled by NxStage necessary for the manufacture of Simplex Dialyzer(s) that is not within the NxStage Dialyzer Manufacturing Patent Rights, including without limitation any proprietary equipment.

1.15	“NxStage Dialyzer Manufacturing Patent Rights” shall mean any and all rights under patents and pending patent applications Controlled by NxStage necessary for the manufacture of Simplex Dialyzer(s).

1.16	“NxStage Dialyzer Manufacturing Technology” shall mean the NxStage Dialyzer Manufacturing Know-How and the NxStage Dialyzer Manufacturing Patent Rights.

1.17	“NxStage Harmony Technology” shall mean the patents, patent applications and know-how Controlled by NxStage that are necessary for the manufacture and assembly of Harmony Products for use in Extracorporeal Therapies.

1.18	“NxStage Streamline Technology’’ shall mean the patents, patent applications and know-how Controlled by NxStage that are necessary for the manufacture and assembly of Streamline blood tubing sets for use in Extracorporeal Therapies.

1.19	“NxStage System One” shall mean the NxStage System One cycler, warmer, one view accessory and stand presently sold by NxStage for use in Extracorporeal Therapies, and any successor equipment to NxStage System One for use in Extracorporeal Therapies.

1.20	“Production Agreement” shall mean the Dialyzer Production Agreement entered into by NxStage (including its Affiliates) and Asahi (including its Subsidiary defined therein), effective as of the Effective Date.

1.21	“Simplex Dialyzers” shall mean any Dialyzer, not pre-attached to any blood tubing set or cartridge, with the same general performance and design features (including without limitation, an extruded body) of the Dialyzer pre-attached to the cartridge used with the NxStage System One as of the Effective Date, and covered by NxStage’s Intellectual Property Rights. For purposes of clarification, any Dialyzer used with NxStage System One, or any successor equipment to NxStage System One, is not a Simplex Dialyzer for purposes of this Agreement.

1.22	“Streamline Blood Tubing Set” shall mean the NxStage blood tubing set for use in Extracorporeal Therapies that incorporates the general performance and design features of the Streamline Blood Tubing Set marketed by NxStage as of the Effective Date.

1.23	“Streamline Components” shall mean components manufactured by NxStage for assembly into Streamline Blood Tubing Sets.

1.24	“Term” shall have the meaning set forth in Section 6.1.

1.25	“Territory” shall mean all countries in the world including Asia Territory, but excluding the United States of America (“USA”) and Canada.

1.26	“Third Party” shall mean any party other than NxStage, Asahi, or an Affiliate of either NxStage or Asahi.

2.	License; Intellectual Property

2.1	Manufacturing License.
(a)	Subject to the terms and conditions of this Agreement, in consideration for entering into the Loan Agreement, NxStage hereby grants to Asahi
(i)	a license, including a right to grant sublicense rights (but only in accordance with the terms and conditions set forth in Section 2.1(b)), under the NxStage Dialyzer Manufacturing Technology to make, use, sell, offer for sale and distribute Simplex Dialyzers in the Territory for use in Extracorporeal Therapies, such license to be exclusive in the Asia Territory and non-exclusive elsewhere in the Territory excluding the Asia Territory; provided that Asahi, and any sublicensee of Asahi, shall have no right to make, use, offer for sale, or sell Simplex Dialyzers anywhere in the European Union unless and until (A) the New Facility has been constructed and (B) after Asahi has purchased at least [**] Simplex Dialyzers in a year from such New Facility, and then only so long as Asahi continues to purchase at least [**] Simplex Dialyzers in each calendar [**] from such New Facility thereafter throughout the term of the Production Agreement, from NxStage, provided that NxStage is able to supply such minimum quantities of

Simplex Dialyzers meeting the Specifications as defined in the Production Agreement from the New Facility; and
(ii)	a license, including a right to grant sublicense rights (but only in accordance with the terms and conditions set forth in Section 2.1(b) or Section 2.1(c)), under the NxStage Streamline Technology to assemble Streamline Blood Tubing Sets using Streamline Components purchased from NxStage, such license to be exclusive in the Asia Territory and non-exclusive elsewhere in the Territory excluding the Asia Territory; and

(iii)	a license including a right to grant sublicense rights (but only in accordance with the terms and conditions set forth in Section 2.1(b)), under the NxStage Streamline Technology to use, sell, offer for sale, and distribute Streamline Blood Tubing Sets assembled under the license granted under Section 2.1(a)(ii) in the Territory for use in Extracorporeal Therapies, such license to be exclusive in the Asia Territory, and non-exclusive elsewhere in the Territory excluding the Asia Territory; provided that NxStage exceptionally has right to sell Streamline Blood Tubing Sets to B. Braun Melsungen AG to use, sell, offer for sale, and distribute in the Asia Territory. Any agreement that NxStage enters with BBraun Melsungen AG will in no way reduce Asahi’s rights granted under this Agreement; and

(iv)	a license, including a right to grant sublicense rights (but only in accordance with the terms and conditions set forth in Section 2.1(b) or Section 2.1(c)), under the NxStage Streamline Technology and the NxStage Harmony Technology to use Streamline Blood Tubing Sets assembled under the license granted under Section 2.1(a)(ii) to make Harmony Products, such license to be exclusive in the Asia Territory and non-exclusive elsewhere in the Territory excluding the Asia Territory; and

(v)	a license including a right to grant sublicense rights (but only in accordance with the terms and conditions set forth in Section 2.1(b)), under the NxStage Streamline Technology and the NxStage Harmony Technology to use, sell, offer for sale and distribute Harmony Products made under the license granted under Section 2.1(a)(iv) in the in the Territory for use in Extracorporeal Therapies, such license to be exclusive in the Asia Territory and non-exclusive elsewhere in the Territory excluding the Asia Territory;
provided that, for purposes of clarification, such licenses shall not include any right to make, use, sell, offer for sale, or distribute any Dialyzer, Streamline Blood Tubing Set or Harmony Product for use with NxStage System One.
(b)	Asahi shall have the right to grant sublicenses under the license set forth in Sections 2.1(a)(i), (ii), (iii), (iv) and (v) solely to Asahi Kasei Corporation or Affiliates of Asahi Kasei Corporation; provided that (i) each sublicensee has agreed to be bound by all applicable terms and conditions set forth in this Agreement (including without limitation Asahi’s confidentiality obligations), (ii) the terms and conditions of each such sublicense are consistent with, and no less restrictive than, the terms and conditions of this Agreement, and (iii) NxStage is designated as a Third Party beneficiary of such sublicense and, consistent with the terms and conditions of this Agreement, entitled to enforce the terms and conditions of such sublicense with respect to such sublicensee in the event that Asahi elects not to enforce such terms and conditions of this Agreement. Notwithstanding anything to the contrary, any such sublicense shall not be sublicenseable.
(c)	Asahi shall have the right to grant sublicenses under the licenses set forth in Section 2.1(a)(ii) and 2.1(a)(iv) to Third Parties; provided that (i) each sublicensee has agreed to be bound by all applicable terms and conditions set forth in this Agreement (including without limitation Asahi’s confidentiality obligations), (ii) the terms and conditions of each such sublicense are consistent with, and no less restrictive than, the terms and conditions of this Agreement, and (iii) NxStage is designated as a Third Party beneficiary of such sublicense and, consistent with the terms and conditions of this Agreement, entitled to enforce the terms and conditions of such sublicense with respect to such sublicensee in the event that Asahi elects not to enforce such terms and conditions of this Agreement. Notwithstanding anything to the contrary, any such sublicense shall not be sublicenseable.

(d)	No later than [**] after the Effective Date, NxStage shall at Asahi’s request provide a tour of its filter production facility and review key processes and technology.. Within [**] after the date of such tour, NxStage, with input from Asahi, will provide a written list of Deliverables and deliver all Documentary Deliverables to Asahi. At a commercially reasonable schedule and time to be mutually agreed upon by the Parties, NxStage will deliver the Equipment Deliverables to Asahi. Any Equipment Deliverables shall be provided by NxStage to Asahi at NxStage’s cost plus [**] percent ([**]%) only after Asahi has exercised the option to construct a New Facility and made the Phase II Capital available under the Production Agreement. NxStage shall provide reasonable assistance to enable Asahi to implement the manufacture of Simplex Dialyzers, such assistance to be provided via telephone conference and, to the extent deemed necessary by Asahi, [**], visits to Asahi’s manufacturing facilities, and, as requested by Asahi, [**], accommodating Asahi’s personnel at NxStage’s manufacturing facilities. At any time during the Term after a period of [**] after the Effective Date, Asahi may request that NxStage provide additional, reasonable assistance with respect to the manufacture of Simplex Dialyzers, such assistance to be provided [**].

(e)	In the event Asahi exercises its rights under Section 14.3.2 or 15.6.3 of the Production Agreement, NxStage shall, on such exercise, grant to Asahi a royalty-free and non-exclusive license under all NxStage intellectual property (including NxStage Dialyzer Manufacturing Technology) necessary to manufacture Simplex Dialyzers in the New Facility. Such license shall be added to and included in the licenses set forth in (a) of this Section 2.1. Within [**] after such event, NxStage shall disclose to Asahi, if any, all such NxStage intellectual property.

2.2	Improvement.
(a)	In this Section 2.2, “Improvement” shall mean any improvement or modification to the NxStage Dialyzer Manufacturing Technology, NxStage Harmony Technology and NxStage Streamline Technology, (including designs, utilities, manufacturing or methods) which either NxStage (including its Affiliates) or Asahi (including its Affiliates, Asahi Kasei Corporation, and Affiliates of Asahi Kasei Corporation) develops or obtains in the course of using the NxStage Dialyzer Manufacturing Technology, NxStage Harmony Technology and NxStage Streamline Technology and which excludes any ideas, discoveries, developments and inventions that are conceived, reduced to practice, or otherwise developed under the Collaboration Agreement.

(b)	If NxStage (including its Affiliates) develops or obtains any Improvement during [**] period after the Effective Date, NxStage shall free of charge grant to Asahi a license thereunder subject to the same conditions set forth herein. If Asahi (including its Affiliates, Asahi Kasei Corporation and Affiliates of Asahi Kasei Corporation) develops or obtains any Improvement during [**] period after the Effective Date, Asahi shall free of charge grant to NxStage a license thereunder exclusively in USA and Canada and non-exclusively in the Territory excluding Asia Territory.

(c)	If either NxStage (including its Affiliates) or Asahi (including its Affiliates, Asahi Kasei Corporation and Affiliates of Asahi Kasei Corporation) develops or obtains any Improvement during the Term after the five years period set forth in (b) of this Section 2.2, such developing Party may at its discretion disclose to the other Party such Improvement. If the other Party requests such developing Party to obtain a license of such Improvement, such developing Party may at its discretion negotiate with the other Party to grant such license.
2.3	Manufacture of Streamline, Streamline Components and Harmony Products. Notwithstanding anything to the contrary, in connection with the exclusive license granted by NxStage to Asahi under Section 2.1(a), NxStage will manufacture Streamline Blood Tubing Sets and/or Streamline Components, or Harmony Products for sale to Asahi for sale by Asahi exclusively in the Asia Territory, and Asahi shall have no right to manufacture any Streamline Components.
(a)	If Asahi elects to have NxStage manufacture and supply Streamline Blood Tubing Sets and/or Streamline Components or Harmony Products for sale by Asahi exclusively in the Asia Territory, Asahi shall provide written notice thereof to NxStage within [**] after the Effective Date.

(b)	In the event that Asahi provides written notice to NxStage in accordance with (a) of this Section 2.3, the Parties shall, within [**], meet to discuss in good faith the terms of a supply agreement for providing such product(s) to Asahi. Product transfer pricing and terms for each such product shall be [**].

2.4	Trademark License.
(a)	NxStage hereby grants to Asahi a non-exclusive and non-transferable license to use the NxStage trademarks, trade names and logos (hereinafter collectively referred to as “Trademarks”) set forth in Exhibit 2.4(a) solely in connection with the marketing, promotion, and sale of Simplex Dialyzers (including Simplex Dialyzers manufactured by NxStage for Asahi under the Production Agreement). Streamline Blood Tubing Sets and Harmony Products (hereinafter collectively referred to as “Contract Products”) for use in Extracorporeal Therapies in accordance with this Agreement. All ownership and goodwill arising out of the use of the Trademarks by Asahi shall vest in and inure solely to the benefit of NxStage. Asahi agrees to conduct business related to such Simplex Dialyzers in a manner that reflects favorably at all times on the products, goodwill, and reputation of NxStage.

(b)	All representations of the Trademarks that Asahi intends to use shall first be submitted to NxStage for approval (which shall not be unreasonably withheld or delayed) of design, color, and other details or shall be exact copies of those used by NxStage. In addition, all representations of the Trademarks that are used by Asahi shall comply with the reasonable usage guidelines provided by NxStage. Asahi shall submit to a NxStage representative promotional materials, packaging and product labels for review and comment by NxStage prior to their first use and prior to any subsequent change or addition. NxStage may change the Trademarks and usage guidelines, to be used by Asahi only upon [**] prior written notice to Asahi, setting forth in such notice the changes.

(c)	Inspection. Asahi will permit duly authorized representatives of NxStage to inspect Contract Products and related promotional, sales and advertising materials of Asahi at Asahi’s premises using the Trademarks at all reasonable times, in a reasonable manner, and upon reasonable advance notice, for the sole purpose of, and strictly limited to, ascertaining or determining compliance with this Sections 2.4.

(d)	Ownership of Trademark. The Parties acknowledge NxStage’s exclusive right, title and interest in and to the Trademarks and any registration that may issue thereon, and will not intentionally at any time do or cause to be done any act or thing contesting or in any way impairing or tending to impair any part of such right, title and interest. In connection with the use of the Trademarks, Asahi shall not in any manner represent that it has any ownership in the Trademarks or registrations thereof, and shall acknowledge that use of the Trademarks shall inure to the benefit of NxStage.
2.5	Prosecution and Maintenance. NxStage shall, at its own cost and expense, use commercially reasonable efforts to file, prosecute and maintain the NxStage Dialyzer Manufacturing Patent Rights and the Trademarks in the Territory. In satisfying this obligation, NxStage shall exercise its sole reasonable discretion, it being understood that patents shall not be abandoned without NxStage consulting in good faith with Asahi first.

2.6	Third Party’s Infringement. In the event any Third Party infringes NxStage’s right, title or interest in the NxStage Dialyzer Manufacturing Patent Rights or the Trademarks

(“NxStage’s right”), Asahi shall reasonably cooperate with NxStage in NxStage’s defense of NxStage’s rights at NxStage’s expense. Asahi shall notify NxStage of any infringements of NxStage’s rights of which Asahi is aware. NxStage has the exclusive right to prosecute and defend all suits or proceedings before governmental agencies which involve in any way validity of, title to, or infringement of NxStage’s rights.
2.7	Third Party’s Right. NxStage agrees (i) to defend any and all claims, actions and suits alleging that the manufacture, having manufactured, use or sale of the Simplex Dialyzer by Asahi in the Territory infringes any patent or other intellectual property right of any Third Party during the Term; and (ii) to hold Asahi harmless from all loss, damage, expense and liability on account of any such infringement, provided that NxStage shall have prompt notice of the commencement of any such action or suit and full opportunity to defend the same. Asahi shall, at its expense, be entitled to participate in the defense of any such, claim action or suit through counsel selected by it. NxStage shall have the opportunity to settle all such litigation under commercially reasonable terms, within NxStage’s sole discretion.

2.8	No Other Rights. Except as expressly set forth in this Agreement, neither Party grants to the other Party any right or license, express or implied, under any of such Party’s Intellectual Property Rights. Each Party covenants that it shall use and practice the Intellectual Property Rights granted to such Party by the other Party under this Section 2 only for the purposes expressly provided in this Section 2 and for no other purpose.

3.	Consideration of License

3.1	In consideration of the rights and licenses granted by NxStage to Asahi hereunder, Asahi shall not be required to pay any royalty or fee other than entering into the Loan Agreement.

4.	CONFIDENTIALITY

4.1	Confidentiality. The Parties agree that the Party to whom Confidential Information is disclosed (the “Receiving Party”) shall not, except as expressly provided in this Section 4, disclose to any Third Party, or use for any purpose, any Confidential Information furnished or disclosed to it by the other Party (the “Disclosing Party”) pursuant to this Agreement, except in each case to the extent that it can be established by the Receiving Party that such information:
(a)	was, or becomes, in the public domain through no fault or action of the Receiving Party;

(b)	was already known by the Receiving Party without an obligation of confidentiality, as shown by its written records;

(c)	becomes known by the Receiving Party from a Third Party not under an obligation of confidentiality to the disclosing Party; or

(d)	is independently developed by the Receiving Party without use or reference to the disclosing Party’s Confidential Information.

Neither Party may issue any press release or make any public announcement concerning the transactions contemplated by this Agreement and the existence of this Agreement without the prior written consent of the other Party, except to the extent required under applicable law, including without limitation the securities laws of the United States.
Notwithstanding the provisions of this Article 4, Asahi may disclose (a) Confidential Information disclosed by NxStage and (b) the terms hereof to any party of Asahi Kasei Corporation and Affiliates of Asahi Kasei Corporation on a need to know basis only after such party to be disclosed agrees to the same obligations as set forth herein as the obligations of Asahi.
The Parties’ obligations to keep information confidential shall survive for [**] after the termination or expiration of the last of the following agreements: (i) this Agreement, (ii) the Production Agreement, (iii) the Supply and Purchase Agreement, effective as of the Effective Date, entered into by NxStage (including its Affiliates) and Asahi (including its Subsidiary defined therein), and (iv) the NxStage and Asahi Collaboration Agreement, effective as of the Effective Date, entered into by NxStage and Asahi.
4.2	Permitted Use and Disclosures. Notwithstanding the restrictions of Section 4.1, the Receiving Party may (a) use Confidential Information disclosed to it by the Disclosing Party to the extent necessary for the Receiving Party to perform its obligations under this Agreement and (b) use or disclose Confidential Information disclosed to it by the Disclosing Party to the extent such use or disclosure is reasonably necessary in (i) exercising the rights and licenses granted hereunder, (ii) prosecuting or defending litigation, (iii) complying with applicable rule, law, regulation, judgment, decree or other order of any court, government, or governmental agency or instrumentality or submitting information to tax or other governmental authorities (including without limitation the Securities and Exchange Commission), (iv) preparing, filing, and prosecuting patent applications, or (v) making a permitted sublicense or otherwise exercising license rights expressly granted pursuant to this Agreement; in each case, provided that, if the Receiving Party is required to make any such disclosure, other than pursuant to a confidentiality agreement, it will give reasonable advance notice to the Disclosing Party of such disclosure and will use reasonable efforts to secure confidential treatment of such information (whether through protective order or otherwise), except to the extent inappropriate with respect to patent applications. The Receiving Party may also disclose the Confidential Information of the Disclosing Party upon receipt of the written consent to such disclosure by a duly authorized representative of the Disclosing Party.

4.3	Nondisclosure of Terms. Each Party agrees not to disclose the terms of this Agreement to any Third Party without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except (a) to such Party’s attorneys, accountants, advisors, investors, and financing sources and their advisors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, (b) to the extent required by applicable rule, law, regulation, judgment, decree, or other order of any court, government, or governmental agency or instrumentality, including without limitation U.S. securities laws, (c) in connection with the enforcement of this Agreement or rights under this Agreement, or (d) in connection with a merger, acquisition, financing transaction, or proposed merger, acquisition, or financing transaction, or the like.
4.4	Injunction. Each Party shall be entitled, in addition to any other right or remedy it may have, at law or in equity, to seek an injunction, in any court of competent jurisdiction, enjoining or restraining the other Party and/or its Affiliates from any violation or threatened violation the terms and conditions of this Section 4.

5.	REPRESENTATIONS AND WARRANTIES; INDEMNITY; LIMITATION OF LIABILITY; DISCLAIMER

5.1	Representations and Warranties.

5.1.1	NxStage and Asahi each hereby represents and warrants as follows:
(a)	It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the full corporate power and authority to enter into this Agreement and perform its agreements and covenants to be performed hereunder;

(b)	The execution and delivery of this Agreement and its performance of the covenants and agreements hereunder have been duly authorized by all necessary corporate action and, when executed and delivered, shall be valid and binding upon it; and

(c)	Neither the execution and delivery of this Agreement nor the performance by it of the transactions contemplated herein will violate any provision of its certificate of incorporation or bylaws or any rule, law, regulation, judgment, decree, or other order of any court, government, or governmental agency or instrumentality, or conflict with or result in any breach of any of the terms of, or the creation or imposition of any charge or encumbrance pursuant to, any contract or agreement to which it is a party or by which it, or any of its assets and properties are bound.
5.1.2	Representations and Warranties. NxStage hereby represents and warrants that the NxStage Dialyzer Manufacturing Technology, the NxStage Streamline Technology and the NxStage Harmony Technology, as existing as of the Effective Date, includes all of the technology used by NxStage in the manufacture of Dialyzers, Streamline Blood Tubing Sets and Harmony Products, as applicable, on the Effective Date.

5.2	Indemnity.
(a)	Each Party (the “Indemnifying Party”) agrees to indemnify and hold the other Party (the other Party and its Affiliates and the officers, employees and directors of the other Party and its Affiliates, collectively hereinafter referred to as the “Indemnified Party”) harmless from any and all Third Party claims, damages, costs and expenses that may be claimed or asserted against the Indemnified Party, arising out of

Indemnifying Party’s manufacture, use or sale of Simplex Dialyzers, except to the extent that any such Third Party claim, damage, cost or expense is the direct consequence of Indemnified Party’s negligence or willful misconduct. The obligation of Indemnifying Party to indemnify the Indemnified Party pursuant to this Section 5.2(a) shall be conditioned upon the Indemnified Party giving reasonably prompt notice of any such claim, damage, cost or expense for indemnification to the Indemnifying Party, and giving the Indemnifying Party authority to conduct the defense of any action in its sole discretion including deciding on settlement of any action; provided, however, that the Indemnified Party may retain additional counsel at its own expense and participate in any such litigation.

(b)	In order to discharge the obligations set forth in Section 5.2(a), each Party agrees to obtain and keep in force during the Term, product liability insurance with a limit of liability of not less than $5,000,000. The insurance policies evidencing such insurance shall be endorsed to name the other Party as an additional insured and provide that the insurer will endeavor to provide written notification to the other Party by the insurer of not less than thirty (30) days prior to cancellation, expiration or material modification of such insurance. A certificate of insurance from each Party’s insurer evidencing compliance with the requirements of this Section 5.2(b) shall be given to the other Party upon the execution of this Agreement.
5.3	Limitation. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY OR TO ANYONE CLAIMING THROUGH OR UNDER THE OTHER PARTY, FOR ANY LOST PROFITS, LOST SAVINGS, PRODUCT OR EQUIPMENT DOWNTIME, OR LOST DATA, OR FOR ANY CONSEQUENTIAL, INCIDENTAL, SPECIAL, OR INDIRECT DAMAGES OF ANY KIND ARISING FROM OR RELATING TO ANY DELIVERABLES OR SERVICES PROVIDED OR LICENSES GRANTED UNDER THIS AGREEMENT, OR THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. The limitation of damages set forth above in this Section 5.3 shall not apply to a Party’s liability arising from a breach of Section 4, a breach of license restrictions under this Agreement, or to any claim of infringement or misappropriation by a Party of any Intellectual Property Rights owned or otherwise controlled by the other Party.

5.4	Disclaimer. EXCEPT AS OTHERWISE PROVIDED IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS, WARRANTIES, OR COVENANTS OF ANY KIND, WHETHER EXPRESS, IMPLIED, OR STATUTORY, WITH RESPECT TO ANY SERVICES OR DELIVERABLES PROVIDED HEREUNDER OR ANY DELIVERABLES OR SERVICES PROVIDED OR LICENSES GRANTED UNDER THIS AGREEMENT, OR THIS AGREEMENT, AND HEREBY EXPRESSLY DISCLAIMS ANY AND ALL SUCH REPRESENTATIONS, WARRANTIES, AND CONDITIONS, INCLUDING ANY WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE, OR NON-INFRINGEMENT.

6.	TERM; TERMINATION

6.1	Term. The term of this Agreement shall commence on the Effective Date, and, unless terminated earlier as provided in Section 6.2, shall continue in full force and effect until expiration of all claims in all issued patents of the NxStage Dialyzer Manufacturing Patent Rights, the NxStage Harmony Technology and/or the NxStage Streamline Technology (the “Term”) and, thereafter, the rights and obligations of the Parties will be as set forth in Section 6.3.

6.2	Termination for Material Breach or Insolvency. Either Party may terminate this Agreement in the event the other Party shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for [**] after written notice thereof was provided to the breaching Party by the non-breaching Party. Any termination shall become effective at the end of such [**] period unless the breaching Party (or any other party on its behalf) has cured any such breach or default prior to the expiration of the [**] period. If a petition in bankruptcy or for corporate reorganization or for any similar relief is filed by or against either Party (and in the case of involuntary proceedings, is not successfully contested), or a receiver is appointed with respect to any of the material assets of such Party, or a liquidation proceeding is commenced by or against such Party (and, in the case of involuntary proceedings, is not successfully contested) (collectively, hereinafter defined as “Insolvency”), then the other Party may terminate this Agreement upon thirty (30) days prior notice; provided that such termination right shall not extend if the Party is in Chapter 11 rather than Chapter 7 bankruptcy proceedings under the bankruptcy law of the USA or in similar bankruptcy proceedings of proper law in any other country.

6.3	Effect of Expiration or Termination.
(a)	Expiration or termination of this Agreement for any reason shall not release either Party from any liability or obligation that, at the time of expiration or such termination, has already accrued to the other Party or that is attributable to a period prior to expiration or such termination, nor shall it preclude either Party from pursuing any right and/or remedy that such Party may have hereunder, at law or in equity, with respect to any breach of this Agreement.

(b)	Upon any termination of this Agreement, but not expiration of this Agreement, each Party shall promptly return to the other Party all Confidential Information received from such other Party except one (1) copy of which may be retained for archival purposes or as necessary to exercise the rights and satisfy the obligations of the Party retaining such copy, and for no other reason.

(c)	Except as provided below, Sections 1, 2.3, 4, 5.2, 5.3, 5.4, 6.3 and 7 shall survive the expiration or the termination of this Agreement for any reason. Sections 2.1, 2.2, 2.3 and 2.4 shall survive the expiration of this Agreement, but not the termination of this Agreement pursuant to Section 6.2.

(d)	Notwithstanding anything to the contrary herein, upon the expiration of this Agreement pursuant to Section 6.1, (i) Asahi retains its rights and licenses granted by NxStage to Asahi under Sections 2.1 and 2.2, but on a non-exclusive basis thereafter in the Territory and (ii) NxStage retains its rights and licenses granted by Asahi to NxStage under Section 2.2, but on a non-exclusive base thereafter in USA, Canada and the Territory excluding Asia Territory.

(e)	Notwithstanding anything to the contrary herein, (i) upon the termination of this Agreement by Asahi for a reason due to NxStage’s material breach or default hereof pursuant to Section 6.2, or (ii) upon the termination of this Agreement as a consequence of NxStage being in Chapter 7 bankruptcy proceedings under the bankruptcy law of the USA pursuant to Section 6.2 or while under similar bankruptcy liquidation rather than reorganization proceedings under the bankruptcy laws of any other country, or (iii) upon the termination of this Agreement under the direction and consent of a bankruptcy trustee while NxStage is in Chapter 11 rather than Chapter 7 bankruptcy proceedings under the bankruptcy laws of the USA or while under similar bankruptcy reorganization rather than liquidation proceedings under the bankruptcy laws of any other country, or (iv) upon the termination of this Agreement for any other reason due to NxStage’s Insolvency pursuant to Section 6.2, Asahi shall retain its rights and licenses granted by NxStage to Asahi under Sections 2.1 and 2.2 on and after such termination, and Asahi shall have (i) a right of first refusal against any terms offered and agreed to by any Third Party to obtain a license under the rights granted to Asahi under Sections 2.1 and 2.2 to practice such rights in the USA and Canada, and (ii) a right to practice such first refusal rights until the earlier of [**] after the initiation of NxStage’s bankruptcy proceedings, or the execution of such right of first refusal, in exchange for the payment by Asahi to NxStage of [**] dollars ($[**]). Except as expressly set forth in this Section 6.3, upon such termination, NxStage’s rights and licenses granted by Asahi to NxStage under Section 2.2 shall immediately terminate.

(f)	Except as expressly set forth in this Section 6.3, (i) upon the termination of this Agreement by NxStage for a reason due to Asahi’s material breach or default hereof pursuant to Section 6.2, or (ii) upon the termination of this Agreement as a consequence of Asahi being in Chapter 7 bankruptcy proceedings under the bankruptcy law of the USA pursuant to Section 6.2 or while under similar bankruptcy liquidation rather than reorganization proceedings under the bankruptcy laws of any other country, or (iii) upon the termination of this Agreement under the direction and consent of a bankruptcy trustee while Asahi is in Chapter 11 rather than Chapter 7 bankruptcy proceedings under the bankruptcy laws of the USA or while under similar bankruptcy reorganization rather than liquidation proceedings under the bankruptcy laws of any other country, or (iv) upon the termination of this Agreement for any other reason due to Asahi’s Insolvency pursuant to Section 6.2, Asahi’s rights and licenses granted by NxStage to Asahi under Article 2, including without limitation, Sections 2.1, 2.2, 2.3 and 2.4 shall immediately terminate.
7.	MISCELLANEOUS

7.1	Relationship. Each Party is an independent contractor, and neither Party is the agent, representative or partner of the other Party. Neither Party has the authority or power to bind or contract in the name of or to create any liability against the other Party in any way or for any purpose. Each Party expressly reserves the right to enter other similar agreements with other Parties on the same or on different terms.

7.2	Assignment and Change of Control.

7.2.1	In this Section 7.2, the following terms shall have the following meanings respectively;
(a)	“Change of Control” means any one of the following events: (i) any person or two or more persons acting in concert shall have acquired beneficial ownership, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of the Party normally entitled to vote in elections of directors; (ii) the Party consolidates with or merges into another entity, or any entity consolidates with or merges into the Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of such total voting power of the Party preceding such consolidation or merger; or (iii) the Party conveys, transfers or leases all or substantially all of its assets to a another entity not an Affiliate of the Party. Notwithstanding the foregoing, the acquisition/ownership of more than 50% by any Existing Stockholder or two or more Existing Stockholders (meaning any stockholder of NxStage Medical as of the Effective Date which beneficially owns, together with its Affiliates, more than five percent (5%) of the outstanding capital stock of NxStage Medical as of the Effective Date) will not constitute a Change of Control. As soon as available after the Effective Date, NxStage shall provide Asahi with the list of the Existing Stockholders.

(b)	Competitor of Asahi” means an individual or entity that, as of the date of the Change of Control, competes with Asahi in the business of the same or competitive products of Dialyzers.

(c)	“Competitor of NxStage” means an individual or entity that, as of the date of the Change of Control, competes with NxStage in the business of the same or competitive products of the NxStage System One.

(d)	“Permitted Assignee” means (i) Affiliates of the assigning Party, including Asahi Kasei Corporation and Affiliates of Asahi Kasei Corporation, in case of Asahi being the assigning Party, and (ii) Third Parties, including Asahi Kasei Corporation and Affiliates of Asahi Kasei Corporation, in case of Asahi being the assigning Party, other than a Competitor of the other Party, to whom the assigning Party transfers all or substantially all of the products, business and services to which this Agreement relates.
7.2.2	Assignment and Change of Control. This Agreement and the covenants it contains will be binding and inure to the benefits of the Parties and their heirs, assigns, successors and legal representatives. Except as provided below, (i) no Party may assign this Agreement, as amended from time to time, other than to a Permitted Assignee, and (ii) it shall be a condition of any such assignment that the assignee shall, in writing, assume all obligations of assigning Party under this Agreement. In the event that an assignee is a Competitor of the other Party to whom the assigning Party transfers all or substantially all of the products, business and services to which this Agreement relates, or in the event that a Change of Control event of the assigning Party arises where the surviving entity is a Competitor of the other Party, the assigning Party realizes that, if an assignee or surviving entity is a Competitor, this may significantly affect the business of the other Party and performance under this Agreement. In the event that an assignee is a Competitor of either NxStage or Asahi, or a Change of Control event of either NxStage or Asahi arises where the surviving entity is a Competitor, the Parties shall meet to discuss what changes, if any, will be required in this Agreement and the treatment of this Agreement. Despite consultation, if the Parties cannot find a mutually acceptable solution, notwithstanding anything herein to the contrary, this Agreement shall nonetheless survive such assignment or Change of Control; provided that if Asahi is the non-assigning Party, Asahi may elect to immediately revoke, upon the closing date of such assignment or Change of Control and upon written notice to the assigning Party all license rights granted in Improvements under Section 2.2 prior to the date of the closing of such assignment or Change of Control; and provided further, if Asahi is the non-assigning Party, the obligations to purchase Simplex Dialyzers from NxStage under Section 2.1(a)(i) shall terminate upon the closing of such assignment or Change of Control. License rights and obligations with respect to future Improvements from and after the closing date of any assignment or Change of Control of either NxStage or Asahi shall terminate immediately on the date of such closing.
7.3	Waiver. Failure or neglect by either Party to enforce at any time any of the provisions hereof shall not be construed nor shall be deemed to be a waiver of such Party’s rights hereunder nor in any way affect the validity of the whole or any part of this Agreement nor prejudice such Party’s rights to take subsequent action.

7.4	Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall make specific reference to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 7.4, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by a reputable overnight delivery service, (b) on the day of sending by facsimile, if followed by mailing by first class certified or registered mail, postage prepaid, return receipt requested, or (c) five (5) days after mailing, if mailed by first class certified or registered mail, postage prepaid, return receipt requested.

If to NxStage, to:
NxStage Medical, Inc.
439 S. Union Street, 5th Floor
Lawrence, Massachusetts 01843
United States of America
Facsimile: 978-687-4805
Attention: President, with a copy to General Counsel
If to Asahi, to:
Asahi Kasei Kuraray Medical, Co., Ltd.
[1-105, Kanda Jinbocho]
[Chiyoda-ku Tokyo 101-8101]
Japan
Facsimile: +81-3-3296-3752
Attention: President, with a copy to President, Global
Dialysis Products Division
7.5	Severability. Any term or provision of this Agreement that is held to be invalid, void, or unenforceable in any situation in any jurisdiction will not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the invalid, void, or unenforceable term or provision in any other situation or in any other jurisdiction. If any term or provision of this Agreement is declared invalid, void, or unenforceable, the Parties agree that the authority making such determination will have the power to and shall, subject to the discretion of such authority, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void, or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the original intention of the invalid or unenforceable term or provision.

7.6	Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, USA. The Convention on Contracts for the International Sales of Goods (CISG) and any related subsequent conventions shall not apply to sales hereunder.

7.7	Dispute Resolution. Any disputes, controversies or differences arising in connection with this Agreement shall be resolved first by amicable discussions between the Parties meeting not less than twice face to face. In the event of failure to resolve the matter, such disputes, controversies or differences shall be finally settled by arbitration to be held: (i) in Tokyo, Japan, if the arbitration is demanded by NxStage; or (ii) in Boston, Massachusetts, if the arbitration is demanded by Asahi under the arbitration rules of the International Chamber of Commerce by which each Party hereto is bound. All arbitration shall be conducted in the English language. The arbitrator’s decision will be considered as final and binding by Asahi and NxStage.

7.8	Compliance with Law. In performing its duties under this Agreement, each Party shall at all times comply with all applicable international, federal, state, and local laws. Without limiting any of the foregoing, each Party agrees that it shall not download, export, or re-export any software or technical data received hereunder, regardless of the manner in which received, (a) into, or to a national or resident of, any country to which the United States has embargoed goods, or (b) to anyone on the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders.
7.9	Headings; Construction. The headings of each section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular section. The words “hereof,” “herein” and “herewith” and words of similar import will, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and section and exhibit references are references to the sections and exhibits of this Agreement, unless otherwise specified. Any reference to a Party will include such Party’s permitted successors and permitted assigns.

7.10	Counterparts. This Agreement may be executed in one or more counterparts (whether delivered by facsimile or otherwise), each of which will be considered one and the same agreement and will become effective when counterparts have been signed by each of the Parties and delivered to the other Party.

7.11	Amendments. Any agreement on the part of a Party to any extension, waiver, amendment, modification, or supplement of this Agreement or its rights hereunder will be valid only if set forth in an instrument in writing signed on behalf of such Party.

7.12	Entire Agreement. This Agreement with its exhibits, (a) constitutes the entire agreement and supersedes, as of the Effective Date, all prior and contemporaneous agreements, negotiations, arrangements, and understandings, both written and oral with respect to the subject matter hereof, and (b) is not intended to confer upon any person or entity, other than the Parties, any rights, benefits, or remedies of any nature whatsoever.
[Signature Page Follows]

     IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed by their authorized representatives as of the Effective Date.

NXSTAGE MEDICAL, INC.		ASAHI KASEI KURARAY MEDICAL, CO., LTD

By:	/s/ Jeffrey H. Burbank	By:

	Name: Jeffrey H. Burbank		Name:

	Title: President and Chief Executive Officer		Title:

EXHIBIT 2.4(a)	TRADEMARKS

Exhibit 2.4(a) Trademarks
NxStage®

®